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                                                                     EXHIBIT 4.5








                           QUEBECOR WORLD (USA) INC.,

                                    As Issuer

                6% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2007
                            ------------------------


                            ------------------------
                          THIRD SUPPLEMENTAL INDENTURE

                         Dated as of November 23 , 1999
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                            ------------------------

                      STATE STREET BANK AND TRUST COMPANY,

                                   As Trustee
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      THIRD SUPPLEMENTAL INDENTURE, dated as of November 23, 1999 (the "THIRD
SUPPLEMENTAL INDENTURE"), among Quebecor Printing Inc., a corporation amalgamated under the laws of Canada, ("QPI") Quebecor World (USA) Inc. (formerly World Color Press, Inc.), a Delaware corporation (the "COMPANY"), as issuer, and State Street Bank and Trust Company (the "TRUSTEE"), as trustee, to the indenture, dated as of October 8, 1997, by and between the Company and the Trustee, as amended or supplemented (the "INDENTURE").

                              W I T N E S S E T H :

      WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of 6% Convertible Senior Subordinated Notes due 2007 (the "NOTES") of the Company;

      WHEREAS, there is currently outstanding under the Indenture $150,330,000 in aggregate principal amount of the Notes;

      WHEREAS, Section of 9.2 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

      WHEREAS, the Company desires to amend a provision of the Indenture, as set forth in Section 1 hereof;

      WHEREAS, the holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendment effected by this Third Supplemental Indenture;

      WHEREAS, the Company has authorized by a resolution of its Board of Directors this Third Supplemental Indenture; and

      WHEREAS, all other acts and proceedings required by law, by the Indenture and by the certificate of incorporation and bylaws of the Company, to make this Third Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

      NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

      SECTION 1.  AMENDMENT TO THE INDENTURE

      Section 4.6 shall be shall be amended in its entirety to read as follows:

      SECTION 4.6 SEC REPORTS; FINANCIAL STATEMENTS. QPI shall deliver to the Trustee and mail to each Holder, within 15 days after the filing of the same with



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      the SEC, copies of its annual report and of the information, documents and other reports, if any, which QPI is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. QPI shall also comply with the other provisions of TIA Section 314(a).

      SECTION 2.  OPERATIVENESS

      This Third Supplemental Indenture will become operative and binding upon each of QPI, the Company and the Trustee and the Holders of the day and year first above written.

      SECTION 3.  REFERENCE TO AND EFFECT ON THE INDENTURE

      (a) On and after the operative date of this Third Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "hereof," or "herein" shall mean and be a reference to the Indenture as supplemented by this Third Supplemental Indenture unless the context otherwise requires.

      (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

      SECTION 4.  GOVERNING LAW

      This Third Supplemental Indenture shall be construed and enforced in accordance with the laws of the State of New York.

      SECTION 5.  DEFINED TERMS

      Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

      SECTION 6.  CONFLICTS.

      In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Third Supplemental Indenture, then the terms and conditions of this Third Supplemental Indenture shall prevail.

      SECTION 7.  TRUST INDENTURE ACT CONTROLS

      If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision of this Third Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the "ACT"), as in force at the date this Third Supplemental Indenture is executed, the provision required by said Act shall control.



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      SECTION 8.  TRUSTEE DISCLAIMER

      The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

      SECTION 9.  COUNTERPARTS AND METHOD OF EXECUTION

      This Third Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

      SECTION 10.  TITLES

      Section titles are for descriptive purposes only and shall not control or alter the meaning of this Third Supplemental Indenture as set forth in the text.



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      IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental
Indenture to be executed as of the day and year first above written.

                                    QUEBECOR PRINTING INC.

                                    By:    /s/ Christian M. Paupe
                                           ----------------------
                                    Name:  Christian M. Paupe
                                    Title: Executive Vice President

                                    QUEBECOR WORLD (USA) INC.

                                    By:    /s/ Michel P. Salbaing
                                           ----------------------
                                    Name:  Michel P. Salbaing
                                    Title: Senior Vice President and Chief
                                            Financial Officer

                                    STATE STREET BANK AND TRUST COMPANY

                                    By:   /S/ GERALD R. WHEELER
                                          ----------------------
                                    Name:  Gerald R. Wheeler
                                    Title: Vice President